The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject To Completion, dated March 27, 2026

PRICING SUPPLEMENT dated April , 2026

(To Product Supplement No. WF1 dated March 25, 2025,

Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K ETF Linked Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

■	Linked to the lowest performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF (each referred to as an “Underlier”)
■	Unlike ordinary debt securities, the securities do not repay a fixed amount of principal at stated maturity and are subject to potential automatic call prior to stated maturity upon the terms described below. Whether the securities are automatically called prior to stated maturity and, if they are not automatically called, whether you receive the face amount of your securities at stated maturity, will depend, in each case, on the closing value of the lowest performing Underlier on the relevant call date or the final calculation day, as applicable. The lowest performing Underlier on any call date and on the final calculation day is the Underlier that has the lowest closing value on that date as a percentage of its starting value
■	Monthly Coupon. The securities will pay a fixed coupon on a monthly basis, until the earlier of stated maturity or automatic call, at a per annum rate that will be determined on the pricing date and will be at least 8.25% per annum
■	Automatic Call. If the closing value of the lowest performing Underlier on any of the monthly call dates beginning approximately six months after issuance is greater than or equal to its starting value, the securities will be automatically called for the face amount plus a final coupon payment
■	Potential Loss of Principal. If the securities are not automatically called prior to stated maturity, you will receive the face amount at stated maturity if, and only if, the closing value of the lowest performing Underlier on the final calculation day is greater than or equal to its threshold value. If the closing value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will receive less than the face amount and have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount of 20% and may lose up to 80% of the face amount of your securities
■	The threshold value for each Underlier is equal to 80% of its starting value
■	If the securities are not automatically called prior to stated maturity, you will have 1-to-1 downside exposure to the decrease in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount, but you will not participate in any appreciation of any Underlier and will not receive any dividends on the shares of any Underlier or the securities held by any Underlier
■	If the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day. You will not benefit in any way from the performance of the better performing Underliers. Therefore, the maturity payment amount will be adversely affected if any Underlier performs poorly, even if the other Underliers perform favorably
■	All payments on the securities are subject to our credit risk, and you will have no ability to pursue the shares of any Underlier or any securities held by any Underlier for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No exchange listing; designed to be held to maturity or automatic call

On the date of this preliminary pricing supplement, the estimated initial value of the securities is $965.60 per security. The estimated initial value of the securities at pricing may differ from this value but will not be less than $920.00 per security. However, as discussed in more detail in this pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-10 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The securities are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the securities are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The securities are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The securities are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Security	$1,000.00	$23.25	$976.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In respect of certain securities sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Terms of the Securities

Issuer:	Bank of Montreal.
The Market Measures (each referred to as an “Underlier,” and collectively as the “Underliers”), Bloomberg ticker symbols, starting values and threshold values are set forth in the table below.

	Market Measure	Bloomberg Ticker Symbol	Starting Value(1)	Threshold Value(2)
	Invesco QQQ Trust℠, Series 1	QQQ	$	$
Market Measures:	VanEck® Semiconductor ETF	SMH	$	$
	State Street® SPDR® S&P® Metals & Mining ETF	XME	$	$
(1) With respect to each Underlier, its closing value on the pricing date. (2) With respect to each Underlier, 80% of its starting value.
Pricing Date*:	April 17, 2026.
Issue Date*:	April 22, 2026.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Coupon Payments:	The coupon payment is a fixed amount payable monthly on each coupon payment date at a per annum rate equal to the coupon rate. Each “coupon payment” will be calculated per security as follows: ($1,000 × coupon rate)/12. Each coupon payment will be rounded to the nearest cent, with one-half cent rounded upward.
Coupon Payment Dates*:	Monthly, on the 22nd day of each month, commencing May 2026 to and including March 2029, and on the stated maturity date, unless automatically called; provided that if a coupon payment date is not a business day, we will make the coupon payment on the next business day; provided further that if a call date is postponed, as described under “— Market Disruption Events and Postponement Provisions” below, the coupon payment to be made on the coupon payment date immediately following that originally scheduled call date will be made on the date that is three business days after that call date as postponed. If any coupon payment is made on a day after the scheduled coupon payment date, interest on that payment will not accrue during the period from and after the scheduled coupon payment date.
Coupon Rate:	The “coupon rate” will be determined on the pricing date and will be at least 8.25% per annum.
Call Dates*:	Monthly, on the third business day prior to each coupon payment date scheduled to occur from October, 2026 to March, 2029. Each call date is subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Final Calculation Day*:	April 18, 2029, subject to postponement as described below under “— Market Disruption Events and Postponement Provisions.”
Automatic Call:

If the closing value of the lowest performing Underlier on any call date is greater than or equal to its starting value, the securities will be automatically called, and on the related call settlement date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the face amount plus a final coupon payment.

If the securities are automatically called, they will cease to be outstanding on the related call settlement date and you will have no further rights under the securities after such call settlement date. You will not receive any notice from us if the securities are automatically called.

Call Settlement Date:	Three business days after the applicable call date (as each such date may be postponed pursuant to “—Market Disruption Events and Postponement Provisions” below, if applicable).
Stated Maturity Date*:	April 23, 2029, subject to postponement. The securities are not subject to repayment at the option of any holder of the securities prior to the stated maturity date.

PRS-2

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Maturity Payment Amount:

If the securities are not automatically called prior to the stated maturity date, you will be entitled to receive on the stated maturity date a cash payment per security in U.S. dollars equal to the maturity payment amount (in addition to a final coupon payment). The “maturity payment amount” per security will equal:

• if the ending value of the lowest performing Underlier on the final calculation day is greater than or equal to its threshold value: $1,000; or

• if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value:

$1,000 × (performance factor of the lowest performing Underlier on the final calculation day + buffer amount)

If the securities are not automatically called prior to stated maturity and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount and will lose some, and possibly up to 80%, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of the coupon payments. You will not participate in any appreciation of any Underlier, but, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount.

Lowest Performing Underlier:	For any call date and for the final calculation day, the “lowest performing Underlier” will be the Underlier with the lowest performance factor on that date.
Performance Factor:	With respect to an Underlier on any call date and on the final calculation day, its closing value on such date divided by its starting value (expressed as a percentage).
Closing Value:	With respect to each Underlier, closing value has the meaning assigned to “fund closing price” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement. The closing value of each Underlier is subject to adjustment through the adjustment factor as described in the accompanying product supplement.
Ending Value:	The “ending value” of an Underlier will be its closing value on the final calculation day.
Buffer Amount:	20%
Market Disruption Events and Postponement Provisions:

Each call date and the final calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days, the call settlement dates and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each call date and the final calculation day is a “calculation day,” and each coupon payment date, each call settlement date and the stated maturity date is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”)
Material Tax Consequences:	For a discussion of material U.S. federal income tax consequences and Canadian federal income tax consequences of the ownership and disposition of the securities, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”

PRS-3

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. The agent will receive an agent discount of up to $23.25 per security. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $17.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent discount that it receives to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, BMOCM may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conduct hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376KH35

____________________

*To the extent that we make any change to the expected pricing date or expected issue date, the call dates, the final calculation day, the coupon payment dates and the stated maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

PRS-4

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Additional Information About the Issuer and the Securities

You should read this pricing supplement together with product supplement no. WF1 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the securities. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004724/b321251424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-5

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Estimated Value of the Securities

Our estimated initial value of the securities equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the securities, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the securities.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the securities is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the securities, see “Selected Risk Considerations” below.

PRS-6

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

▪	seek an investment with fixed coupon payments at a rate equal to the coupon rate until the earlier of stated maturity or automatic call;

▪	understand that if the securities are not automatically called prior to the stated maturity date and the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, they will lose some, and possibly a significant portion, of the face amount of the securities at stated maturity;

▪	desire to limit downside exposure to the lowest performing Underlier on the final calculation day through the buffer amount;

▪	understand that the securities may be automatically called prior to stated maturity and that the term of the securities may be reduced;

▪	understand that, if the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day and that they will not benefit in any way from the performance of the better performing Underliers;

▪	understand that the securities are riskier than alternative investments linked to only one of the Underliers or linked to a basket composed of each Underlier;

▪	understand and are willing to accept the downside risks of each Underlier;

▪	are willing to forgo participation in any appreciation of any Underlier and dividends on the shares of the Underliers and the securities held by the Underliers; and

▪	are willing to hold the securities until maturity or automatic call.

The securities may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the securities to maturity or automatic call;

▪	require full payment of the face amount of the securities at stated maturity;

▪	seek a security with a fixed term;

▪	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

▪	are unwilling to accept the risk that the ending value of the lowest performing Underlier on the final calculation day may be less than its threshold value;

▪	seek exposure to the upside performance of any or each Underlier;

▪	seek exposure to a basket composed of each Underlier or a similar investment in which the maturity payment amount is based on a blend of the performances of the Underliers, rather than solely on the lowest performing Underlier;

▪	are unwilling to accept the risk of exposure to the Underliers;

▪	are unwilling to accept the credit risk of Bank of Montreal; or

▪	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Underliers, please see the sections titled “The Invesco QQQ Trust℠, Series 1,” “The VanEck® Semiconductor ETF” and “The State Street® SPDR® S&P® Metals & Mining ETF” below.

PRS-7

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Determining Payment At Maturity

If the securities have not been automatically called prior to the stated maturity date, then at maturity you will receive (in addition to a final coupon payment) a cash payment per security (the maturity payment amount) calculated as follows:

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day. The lowest performing Underlier on the final calculation day is the Underlier that has the lowest performance factor on the final calculation day. The performance factor of an Underlier on the final calculation day is its ending value as a percentage of its starting value (i.e., its ending value divided by its starting value).

Step 2: Calculate the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day, as follows:

PRS-8

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Hypothetical Payout Profile

The following profile illustrates the potential maturity payment amount on the securities (excluding the final coupon payment) for a range of hypothetical performances of the lowest performing Underlier on the final calculation day from its starting value to its ending value, assuming the securities have not been automatically called prior to the stated maturity date. As this profile illustrates, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities. This graph has been prepared for purposes of illustration only. Your actual maturity payment amount will depend on whether the securities are automatically called, the actual ending value of the lowest performing Underlier on the final calculation day and whether you hold your securities to stated maturity. The performance of the better performing Underliers is not relevant to the maturity payment amount.

PRS-9

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Selected Risk Considerations

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.

Risks Relating To The Securities Generally

If The Securities Are Not Automatically Called Prior To Stated Maturity And The Ending Value Of The Lowest Performing Underlier On The Final Calculation Day Is Less Than Its Threshold Value, You Will Lose Some, And Possibly Up To 80%, Of The Face Amount Of Your Securities At Stated Maturity.

We will not repay you a fixed amount on the securities at stated maturity. If the securities are not automatically called prior to stated maturity, you will receive a maturity payment amount that will be equal to or less than the face amount, depending on the ending value of the lowest performing Underlier on the final calculation day.

If the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount, resulting in a loss of 1% of the face amount for every 1% decline in the value of the lowest performing Underlier on the final calculation day in excess of the buffer amount. The threshold value for each Underlier is 80% of its starting value. As a result, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will lose some, and possibly up to 80%, of the face amount per security at maturity. This is the case even if the value of the lowest performing Underlier is greater than or equal to its starting value or its threshold value at certain times during the term of the securities.

The Securities Are Subject To The Full Risks Of Each Underlier And The Maturity Payment Amount Will Be Negatively Affected If Any Underlier Performs Poorly, Even If The Other Underliers Perform Favorably.

You are subject to the full risks of each Underlier. If any Underlier performs poorly, the maturity payment amount will be negatively affected, even if the other Underliers perform favorably. The securities are not linked to a basket composed of the Underliers, where the better performance of some Underliers could offset the poor performance of others. Instead, you are subject to the full risks of whichever Underlier is the lowest performing Underlier on the final calculation day. As a result, the securities are riskier than an alternative investment linked to only one of the Underliers or linked to a basket composed of each Underlier. You should not invest in the securities unless you understand and are willing to accept the downside risks of each Underlier.

If The Securities Are Not Called Prior To Stated Maturity, The Maturity Payment Amount Will Depend Solely On The Performance Of The Underlier That Is The Lowest Performing Underlier On The Final Calculation Day, And You Will Not Benefit In Any Way From The Performance Of The Better Performing Underliers.

If the securities are not automatically called prior to stated maturity, the maturity payment amount will depend solely on the performance of the Underlier that is the lowest performing Underlier on the final calculation day. Although it is necessary for each Underlier to close at or above its respective threshold value on the final calculation day in order for you to receive the face amount of your securities at maturity, you will not benefit in any way from the performance of the better performing Underliers. The securities may underperform an alternative investment linked to a basket composed of the Underliers, since in such case the performance of the better performing Underliers would be blended with the performance of the lowest performing Underlier, resulting in a potentially greater maturity payment amount than the maturity payment amount based on the lowest performing Underlier alone.

You Will Be Subject To Risks Resulting From The Relationship Among The Underliers.

It is preferable from your perspective for the Underliers to be correlated with each other so that their values will tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the Underliers will not exhibit this relationship. The less correlated the Underliers, the more likely it is that the ending value of one of the Underliers will be below its threshold value on the final calculation day. All that is necessary for the maturity payment amount to be less than the face amount of the securities is for one of the Underliers to close below its threshold value on the final calculation day; the performance of the better performing Underliers is not relevant to the maturity payment amount. It is impossible to predict what the relationship among the Underliers will be over the term of the securities. To the extent the Underliers represent a different equity market, such equity markets may not perform similarly over the term of the securities.

PRS-10

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

You Will Have 1-to-1 Downside Exposure To The Decline In The Lowest Performing Underlier On The Final Calculation Day In Excess Of The Buffer Amount, But Will Not Participate In Any Positive Performance Of Any Underlier.

Even though, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decline in the value of that Underlier in excess of the buffer amount, you will not participate in any increase in the value of any Underlier over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the coupon payments paid on the securities. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the value of any or each Underlier.

Higher Coupon Rates Are Associated With Greater Risk.

The securities offer coupon payments at a higher rate than the rate we would pay on conventional debt securities of the same maturity. These higher coupon payments are associated with greater levels of expected risk as of the pricing date as compared to conventional debt securities, including the risk that you may lose some, and possibly a significant portion, of the face amount at maturity. The volatility of the Underliers and the correlation among the Underliers are important factors affecting this risk. Volatility is a measurement of the size and frequency of daily fluctuations in the value of an Underlier, typically observed over a specified period of time. Volatility can be measured in a variety of ways, including on a historical basis or on an expected basis as implied by option prices in the market. Correlation is a measurement of the extent to which the values of the Underliers tend to fluctuate at the same time, in the same direction and in similar magnitudes. Greater expected volatility of the Underliers or lower expected correlation among the Underliers as of the pricing date may result in a higher coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing value of at least one Underlier will be less than its threshold value on the final calculation day such that you will lose some, and possibly a significant portion, of the face amount at maturity. In general, the higher the coupon rate is relative to the fixed rate we would pay on conventional debt securities, the greater the expected risk that you will lose some, and possibly a significant portion, of the face amount at maturity.

You Will Be Subject To Reinvestment Risk.

If your securities are automatically called, the term of the securities may be reduced. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity.

The Securities Are Subject To Credit Risk.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness and you will have no ability to pursue the shares of the Underliers or any securities held by the Underliers for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations under the securities, you may not receive any amounts owed to you under the terms of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the securities.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the securities is only an estimate, and is based on a number of factors. The original offering price of the securities may exceed our initial estimated value, because costs associated with offering, structuring and hedging the securities are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the securities through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

PRS-11

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the securities, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the securities are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Our initial estimated value of the securities is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility and correlation of the Underliers, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the securities that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the securities could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the securities from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your securities in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the securities at any time up to the issue date or during the 3-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the securities that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 3-month period. WFS has advised us that, if you hold the securities through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the securities on your brokerage account statement. If you hold your securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the securities on your brokerage account statement may be different than if you held your securities at WFS, WFA or any of their affiliates.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of each Underlier, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: performance of the Underliers; interest rates; volatility of the Underliers; correlation among the Underliers; time remaining to maturity; and dividend yields on the securities held by the Underliers. When we refer to the “value” of your securities, we mean the value you could receive for your securities if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. The value of the securities will also be limited by the automatic call feature because if the securities are automatically called, you will not receive the coupon payments that would have accrued had the securities been called on a later call date or held until the stated maturity date. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of any or all of the Underliers. Because numerous factors are expected to affect the value of the securities, changes in the values of the Underliers may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

PRS-12

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Risks Relating To The Underliers

The Maturity Payment Amount And Whether The Securities Are Automatically Called Will Depend Upon The Performance Of The Underliers And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Underliers. Investing in the securities is not equivalent to investing in the Underliers. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the shares of the Underliers for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those shares. As a holder of the securities, you will not have any voting rights or any other rights that holders of the Underliers would have.

•	Historical Values Of The Underliers Should Not Be Taken As An Indication Of The Future Performance Of The Underliers During The Term Of The Securities.

•	Changes That Affect The Underliers Or The Fund Underlying Indices May Adversely Affect The Value Of The Securities And Any Payments On The Securities.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Held By The Underliers.

•	We And Our Affiliates Have No Affiliation With The Fund Sponsors Or The Fund Underlying Index Sponsors And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Underlier Is Different From An Investment Linked To Its Fund Underlying Index.

•	There Are Risks Associated With The Underliers.

•	Anti-Dilution Adjustments Relating To The Shares Of The Underliers Do Not Address Every Event That Could Affect Such Shares.

The Securities Are Subject To Risks Relating To Non-U.S. Securities With Respect To The Invesco QQQ Trust℠, Series 1 And The VanEck® Semiconductor ETF.

Because some of the equity securities composing the Invesco QQQ Trust℠, Series 1 and the VanEck® Semiconductor ETF are issued by non-U.S. issuers, an investment in the securities involves risks associated with the home countries of those issuers. The prices of securities of non-U.S. companies may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Equity Securities Composing The VanEck® Semiconductor ETF Are Concentrated In The Semiconductor Industry.

All or substantially all of the equity securities composing the VanEck® Semiconductor ETF are issued by companies whose primary line of business is directly associated with the semiconductor industry. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Semiconductor companies are vulnerable to wide fluctuations in securities prices due to rapid product obsolescence. The international operations of many semiconductor companies expose them to risks associated with instability and changes in economic and political conditions, foreign currency fluctuations, changes in foreign regulations, tariffs and trade disputes, competition from subsidized foreign competitors with lower production costs and other risks inherent to international business. The semiconductor industry is highly cyclical, which may cause the operating results of many semiconductor companies to vary significantly.

PRS-13

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The Equity Securities Composing The State Street® SPDR® S&P® Metals & Mining ETF Are Concentrated In The Metals And Mining Sector.

All or substantially all of the equity securities composing the State Street® SPDR® S&P® Metals & Mining ETF are issued by companies whose primary line of business is directly associated with the metals and mining sector. As a result, the value of the securities may be subject to greater volatility and may be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Metals and mining companies can be significantly affected by events relating to international political and economic developments, energy conservation, the success of exploration projects, commodity prices, and tax and other government regulations. Investments in metals and mining companies may be speculative and may be subject to greater price volatility than investments in other types of companies. Risks of metals and mining investments include: changes in international monetary policies or economic and political conditions that can affect the supply of precious metals and consequently the value of metals and mining company investments; the United States or foreign governments may pass laws or regulations limiting metals investments for strategic or other policy reasons; and increased environmental or labor costs may depress the value of metals and mining investments.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. BMOCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, BMOCM will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the securities. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” and “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and BMOCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the values of the Underliers.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are held by the Underliers may adversely affect the values of the Underliers.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the Underliers.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the securities to you.

PRS-14

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Hypothetical Returns

If the securities are automatically called:

If the securities are automatically called prior to stated maturity, you will receive the face amount of your securities plus a final coupon payment on the call settlement date. In the event the securities are automatically called, your total return on the securities will equal the coupon payments received prior to the call settlement date and the coupon payment received on the call settlement date.

If the securities are not automatically called:

If the securities are not automatically called prior to stated maturity, the following table illustrates, for a range of hypothetical performance factors of the lowest performing Underlier on the final calculation day, the hypothetical maturity payment amount payable at stated maturity per security (excluding the final coupon payment). The performance factor of the lowest performing Underlier on the final calculation day is its ending value expressed as a percentage of its starting value (i.e., its ending value divided by its starting value).

Hypothetical Performance Factor of Lowest Performing Underlier on Final Calculation Day	Hypothetical Maturity Payment Amount per Security
175.00%	$1,000.00
160.00%	$1,000.00
150.00%	$1,000.00
140.00%	$1,000.00
130.00%	$1,000.00
120.00%	$1,000.00
110.00%	$1,000.00
100.00%	$1,000.00
90.00%	$1,000.00
80.00%	$1,000.00
79.00%	$990.00
70.00%	$900.00
60.00%	$800.00
50.00%	$700.00
40.00%	$600.00
30.00%	$500.00
25.00%	$450.00
0.00%	$200.00

The above figures do not take into account the coupon payments received during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the maturity payment amount received at maturity; any positive return will be based solely on the coupon payments received during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. If the securities are not automatically called prior to the stated maturity date, the actual amount you will receive at stated maturity will depend on the actual ending value of the lowest performing Underlier on the final calculation day. The performance of the better performing Underliers is not relevant to the maturity payment amount.

PRS-15

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Hypothetical Payment at Stated Maturity

Set forth below are examples of calculations of the maturity payment amount payable at stated maturity, assuming that the securities have not been automatically called prior to the stated maturity date and assuming the hypothetical starting value, threshold value and ending values for each Underlier indicated in the examples. The terms used for purposes of these hypothetical examples do not represent any actual starting value or threshold value. The hypothetical starting value of $100.00 for each Underlier has been chosen for illustrative purposes only and does not represent the actual starting value for any Underlier. The actual starting value and threshold value for each Underlier will be determined on the pricing date and will be set forth under “Terms of the Securities” above. For actual historical data of the Underliers, see the historical information set forth herein. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.

Example 1. The ending value of the lowest performing Underlier on the final calculation day is greater than its starting value. As a result, the maturity payment amount is equal to the face amount of your securities:

	Invesco QQQ Trust℠, Series 1	VanEck® Semiconductor ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$145.00	$125.00	$135.00
Hypothetical threshold value:	$80.00	$80.00	$80.00
Performance factor:	145.00%	125.00%	135.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the VanEck® Semiconductor ETF has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is greater than its hypothetical threshold value, the maturity payment amount would equal the face amount. Although the hypothetical ending value of the lowest performing Underlier on the final calculation day is significantly greater than its hypothetical starting value in this scenario, the maturity payment amount will not exceed the face amount.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

PRS-16

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Example 2. The ending value of the lowest performing Underlier on the final calculation day is less than its starting value but greater than its threshold value. As a result, the maturity payment amount is equal to the face amount of your securities:

	Invesco QQQ Trust℠, Series 1	VanEck® Semiconductor ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$95.00	$105.00	$115.00
Hypothetical threshold value:	$80.00	$80.00	$80.00
Performance factor:	95.00%	105.00%	115.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the Invesco QQQ Trust℠, Series 1 has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value, but not by more than the buffer amount, you would receive the face amount of your securities at maturity.

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final coupon payment.

Example 3. The ending value of the lowest performing Underlier on the final calculation day is less than its threshold value. As a result, the maturity payment amount is less than the face amount of your securities:

	Invesco QQQ Trust℠, Series 1	VanEck® Semiconductor ETF	State Street® SPDR® S&P® Metals & Mining ETF
Hypothetical starting value:	$100.00	$100.00	$100.00
Hypothetical ending value:	$120.00	$75.00	$45.00
Hypothetical threshold value:	$80.00	$80.00	$80.00
Performance factor:	120.00%	75.00%	45.00%

Step 1: Determine which Underlier is the lowest performing Underlier on the final calculation day.

In this example, the State Street® SPDR® S&P® Metals & Mining ETF has the lowest performance factor and is, therefore, the lowest performing Underlier on the final calculation day.

Step 2: Determine the maturity payment amount based on the ending value of the lowest performing Underlier on the final calculation day.

Since the hypothetical ending value of the lowest performing Underlier on the final calculation day is less than its hypothetical starting value by more than the buffer amount, you would lose a portion of the face amount of your securities and receive the maturity payment amount equal to $650.00 per security, calculated as follows:

= $1,000 × (performance factor of the lowest performing Underlier on the final calculation day + buffer amount)

= $1,000 × (45.00% + 20.00%)

= $650.00

In addition to the coupon payments received during the term of the securities, on the stated maturity date you would receive $650.00 per security as well as a final coupon payment.

These examples illustrate that you will not participate in any appreciation of any Underlier, but, if the ending value of the lowest performing Underlier on the final calculation day is less than its threshold value, you will have 1-to-1 downside exposure to the decrease in the value of that Underlier in excess of the buffer amount. This will be the case even if the ending values of the other Underliers have appreciated or have not declined below their respective threshold value.

To the extent that the starting value, threshold value and ending value of the lowest performing Underlier differ from the values assumed above, the results indicated above would be different.

PRS-17

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The Invesco QQQ Trust℠, Series 1

The Invesco QQQ Trust℠, Series 1 is a unit investment trust designed to track the investment results, before fees and expenses, of the Nasdaq-100 Index®, which is a modified market capitalization-weighted index that is designed to measure the performance of 100 of the largest non-financial companies listed on The Nasdaq Stock Market. For more information about the Invesco QQQ Trust℠, Series 1, see “Description of Exchange-Traded Funds—The Invesco QQQ Trust℠, Series 1” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the Invesco QQQ Trust℠, Series 1 in the graph below from Bloomberg Finance L.P. (“Bloomberg”), without independent verification.

The following graph sets forth daily closing prices of the Invesco QQQ Trust℠, Series 1 for the period from January 4, 2021 to March 24, 2026. The closing price on March 24, 2026 was $583.98. The historical performance of the Invesco QQQ Trust℠, Series 1 should not be taken as an indication of its future performance during the term of the securities.

PRS-18

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The VanEck® Semiconductor ETF

The VanEck® Semiconductor ETF is issued by the VanEck® ETF Trust, a registered open-end management company. The VanEck® Semiconductor ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Semiconductor 25 Index. The MVIS® US Listed Semiconductor 25 Index is a float-adjusted modified market capitalization-weighted index designed to track the performance of the 25 largest and most liquid US exchange-listed companies in the semiconductor industry. The VanEck® Semiconductor ETF’s SEC file numbers are 333-123257 and 811-10325. The VanEck® Semiconductor ETF is listed on The Nasdaq Stock Market LLC under the ticker symbol “SMH.” For more information about the MVIS® US Listed Semiconductor 25 Index, see “—The MVIS® US Listed Semiconductor 25 Index” below.

The MVIS® US Listed Semiconductor 25 Index

We obtained all information contained in this pricing supplement regarding the MVIS® US Listed Semiconductor 25 Index (referred to in this section as the “Semiconductor Index”), including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MarketVector Indexes GmbH (“MVIS”), the index sponsor of the Semiconductor Index. The Semiconductor Index was developed by MVIS and is maintained and published by MVIS. The Semiconductor Index is calculated by Solactive AG. MVIS has no obligation to continue to publish, and may discontinue publication of, the Semiconductor Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Semiconductor Index in connection with the offer and sale of the notes.

In addition, information about the Semiconductor Index may be obtained from other sources including, but not limited to, Semiconductor Index sponsor’s website. We are not incorporating by reference into this pricing supplement the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Semiconductor Index is accurate or complete.

The Semiconductor Index is a float-adjusted, modified market capitalization weighted index that is designed to track the performance of the largest and most liquid U.S.-listed companies in the semiconductor industry, which includes companies that derive at least 50% (25% for current components) of their revenues from the production of semiconductors and/or semiconductor equipment. The Semiconductor Index was launched on August 12, 2011 with a base index value of 1,000 as of September 29, 2000. The Semiconductor Index is reported by Bloomberg L.P. under the ticker symbol “MVSMH.”

Index Composition and Maintenance

Index Universe

The index universe includes only common securities and securities with similar characteristics from financial markets that are freely investable for foreign investors, provide real-time and historical component and currency pricing and are listed on an U.S. exchange. Limited partnerships are excluded.

Investable Index Universe

Only companies with a free float (or shares available to foreign investors) of 5% or more for existing index components or 10% or more for new components are eligible for inclusion in the Semiconductor Index. In addition, stocks that are currently not in the Semiconductor Index must meet the following size and liquidity requirements:

1.	a full market capitalization exceeding $ 150 million;

2.	a three-month average-daily-trading volume of at least US $1 million at the current review and also at the previous two reviews; and

3.	at least 250,000 shares traded per month over the last six months at the current review and also at the previous two reviews.

For stocks already in the Semiconductor Index the following applies:

1.	a full market capitalization exceeding $ 75 million;

2.	a three-month average-daily-trading volume of at least $ 0.2 million at the current review and also at the previous two reviews; and

3.	a three-month average-daily-trading volume of at least $0.6 million at current review or at one of the previous two reviews; or at least 200,000 shares traded per month over the last six months at the current review or at one of the previous two reviews.

PRS-19

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

In case the number of investable stocks drops below the minimum component number, additional companies are flagged eligible by MVIS’s decision until the number of eligible stocks equals the minimum component count.

Only one share line of each company is eligible. In case more than one share line fulfills the above size and liquidity rules, only the largest share line by free float market capitalization is eligible. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide for a different share line.

In case the free float market capitalization of a non-component share line:

1.	exceeds the free float market capitalization of a share line of the same company which is an index component by at least 25%; and

2.	fulfills all size and liquidity eligibility criteria for non-components,

the current component share line will be replaced by the larger one. MVIS can, in exceptional cases (e.g., significantly higher liquidity), decide to keep the current share line instead.

Index Constituent Selection

The Semiconductor Index is reviewed on a semi-annual basis in March and September and rebalanced on a quarterly basis in March, June, September and December. The Semiconductor Index targets 25 components. The constituents of the Semiconductor Index are selected using the following procedure:

1.	The largest 50 securities (by full market capitalization) from the eligible universe qualify for selection.

2.	These 50 securities are ranked in two different ways: 1. by free-float market capitalization in descending order where the largest security receives rank “1” and 2. by three-month average-daily-trading volume in descending order where the most liquid company receives rank “1”. The ranks for each security are added together.

3.	The 50 securities are then ranked by the sum of their two ranks in Step 2 in ascending order. If two companies have the same sum of ranks, the larger securities is placed on top.

a.	Initially, the highest ranked 25 securities made up the Semiconductor Index.

b.	On an ongoing basis, securities ranking in the top 10 are selected as components. The remaining 15 components re selected from the highlighted ranking current index components ranked between 11 and 40.

4.	If the number of index components is still below 25, the highest ranked remaining securities are selected until 25 components are selected.

5.	If the number of eligible securities is below 25, additional securities are added by MVIS’s decision until the minimum number of 25 components is reached.

In addition to the periodic reviews, the Semiconductor Index is continually reviewed for corporate events (e.g., mergers, takeovers, spin-offs, delistings and bankruptcies) that affect the index components.

Index Calculation

The value of the Semiconductor Index is calculated using the Laspeyres’ formula, with stock prices converted to U.S. dollars:

where (for all stocks (i) in the Semiconductor Index):

pi = stock price (rounded to four decimal places);

qi = number of shares;

ffi = free float factor (rounded to two decimal places);

fxi = exchange rate (local currency to U.S. Dollar) (rounded to 12 decimal places);

cfi = sector-weighting cap factor (if applicable, otherwise set to 1) (rounded to 16 decimal places);

M = free float market capitalization of the relevant MVIS Index; and

D = divisor (rounded to six decimal places).

Free Float

PRS-20

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The Semiconductor Index is free float-adjusted — that is, the number of shares outstanding is reduced to exclude closely held shares (amount larger than 5% of the company’s full market capitalization) from the index calculation. At times, other adjustments are made to the share count to reflect foreign ownership limits or sanctions. These are combined with the block-ownership adjustments into a single factor. To avoid unwanted double counting, either the block-ownership adjustment or the restricted stocks adjustment is applied, whichever produces the higher result. Free float factors are reviewed quarterly.

Index Company-Weighting Cap Factors

Companies in the Semiconductor Index are ranked according to their free float market capitalization, as modified by the company-weighting cap factors. The Semiconductor Index uses the company-weighting cap factors to ensure diversification to avoid overweighting. The company-weighting cap factors are reviewed quarterly and applied, if necessary. The following weighting scheme applies to the Global Semiconductor Index:

1.	All index components are weighted by their free-float market capitalization.

2.	All index components exceeding 4.5%, but at least the largest five and no more than the largest 10 constituents, are grouped together (the “Large-Weights”). All other index constituents are also grouped together (the “Small-Weights”).

3.	The aggregated weighting of the Large-Weights is capped at 50%:

a.	If the aggregated weight of all Large-Weights exceeds 50%, a capping factor is calculated and applied to bring the weight down to 50% and at the same time, a second capping factor is calculated and applied to increase the aggregated weight of the Small-Weights to 50%.

b.	Large-Weights: The maximum weight for any single security is 20% and the minimum weight is 5%. If a security is above the maximum or below the minimum weight, then the weight will be reduced to the maximum weight or increased to the minimum weight and the excess weight will be redistributed proportionally across all other Large-Weights.

c.	Small-Weights: The maximum weight for any single security is 4.5%. If a security is above the maximum weight, then the weight will be reduced to the maximum weight and the excess weight shall be redistributed proportionally across all other Small-Weights.

In case the aggregated weight of all index components with less than 50% of their revenue derived from the activities described above exceeds 20%, a weighting cap factor will be applied to ensure the aggregated weight of such index components does not exceed 20%. The excess weight shall be proportionally redistributed among the uncapped index components with more than 50% exposure to such activities within the Small-Weights.

PRS-21

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Historical Information

We obtained the closing prices of the VanEck® Semiconductor ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the VanEck® Semiconductor ETF for the period from January 4, 2021 to March 24, 2026. The closing price on March 24, 2026 was $394.59. The historical performance of the VanEck® Semiconductor ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-22

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

The State Street® SPDR® S&P® Metals & Mining ETF

The State Street® SPDR® S&P® Metals & Mining ETF (formerly known as the SPDR® S&P® Metals & Mining ETF) is an exchange-traded fund issued by the SPDR® Series Trust, a registered open-end management investment company, that seeks investment results that correspond generally to the price and yield performance, before expenses, of the S&P® Metals & Mining Select Industry Index. The S&P® Metals & Mining Select Industry Index is an equally-weighted index that is designed to measure the performance of the following sub-industries of the S&P® Total Market Index: aluminum, coal & consumable fuels, copper, diversified metals & mining, gold, precious metals & minerals, silver and steel. For more information about the State Street® SPDR® S&P® Metals & Mining ETF, see “Description of Exchange-Traded Funds—The SPDR® S&P® Industry ETFs” in the accompanying underlying supplement.

Historical Information

We obtained the closing prices of the State Street® SPDR® S&P® Metals & Mining ETF in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing prices of the State Street® SPDR® S&P® Metals & Mining ETF for the period from January 4, 2021 to March 24, 2026. The closing price on March 24, 2026 was $106.82. The historical performance of the State Street® SPDR® S&P® Metals & Mining ETF should not be taken as an indication of its future performance during the term of the securities.

PRS-23

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-24

Market Linked Securities—Auto-Callable with Fixed Coupon and Fixed Percentage Buffered Downside

Principal at Risk Securities Linked to the Lowest Performing of the Invesco QQQ Trust℠, Series 1, the VanEck® Semiconductor ETF and the State Street® SPDR® S&P® Metals & Mining ETF due April 23, 2029

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a put option (the “Put Option”) written by you with respect to the Underliers, secured by a cash deposit equal to the stated face amount of the security (the “Deposit”) for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation in the final pricing supplement. Assuming this treatment of the securities is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Put Options and Deposits” in the accompanying product supplement.

Assuming the treatment of a security as a Put Option and a Deposit is respected, a portion of each coupon paid with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Consistent with the position described above, below are the portions of each coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%

(1) To be provided in the final pricing supplement

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the securities may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any underlying security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any underlying security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the securities.

If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-25